Execution



           FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                        ISSUE SUPPLEMENT
                  Dated as of October 1, 1996

                       TO TRUST AGREEMENT
                       FOR GRANTOR TRUSTS
                    Dated as of June 1, 1996

                              for

       GUARANTEED AGRICULTURAL MORTGAGE-BACKED SECURITIES

     Series Designation                      Issue Date
       Series 10/30/96                      October 30, 1996


     THIS ISSUE SUPPLEMENT accompanies and supplements a certain Trust Agreement for Grantor Trusts, dated as of June 1, 1996 (the "Trust Agreement"), among the Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States ("Farmer Mac"), Farmer Mac Mortgage Securities Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Depositor") and First Trust National Association, a national banking association (the "Trustee"). Unless otherwise specified, certain capitalized terms are defined in such Trust Agreement and shall have the meanings so defined.

     The collective terms of such Trust Agreement and this Issue Supplement shall govern the composition of the Trust Fund, the beneficial ownership of which is evidenced by the Series of Certificates having the above designation, and have no applica bility to any other Trust Fund. If any provision of this Issue Supplement conflicts with or contradicts a provision of the Trust Agreement, the provisions of this Issue Supplement shall control.

     The Depositor, does hereby transfer, assign, set over and otherwise convey to the Trustee for the Holders of Certificates evidencing beneficial ownership interests in the Trust Fund estab lished hereby (i) all of the Depositor's right, title and interest in and to the Qualified Loans identified in the Qualified Loan Schedule attached as Schedule I hereto, including all payments of principal and interest thereon received after October 1, 1996 (the "Cut-Off Date") other than payments of principal due and interest accruing on or before the Cut-off Date and (ii) all of the Depositor's rights, as assignee of Farmer Mac, under each Loan Sale Agreement providing for the sale of the Qualified Loans identified in the Qualified Loan Schedule attached as Schedule I hereto, including, but not limited to, the right to enforce the representations and warranties therein against the related Seller.

     Section 1. CERTAIN DEFINED TERMS INAPPLICABLE. The following terms defined in Section 1.01 of the Trust Agreement shall have no applicability to the Series of Certificates author ized hereby: "Class Notional Principal Balance," "Interest Only Certificates," "Interest Only Class," "Notional Principal Balance", "Participation Certificate", "Special Distribution Date" and "Special Record Date."

     Section 2. CERTAIN DEFINED TERMS REDEFINED. The following terms defined in Section 1.01 of the Trust Agreement are modified to have the following meanings for the Series of Certificates authorized hereby:

     CERTIFICATE: A Guaranteed Agricultural Mortgage-Backed Security, which, in the case of all Classes of Certificates, shall be issued in book-entry form and maintained in the name of a record owner as an entry on the books of a Reserve Bank under a designation specifying the Series, Class and denomination thereof.

     CERTIFICATE DISTRIBUTION AMOUNT: With respect to each Class and Distribution Date, the sum of

          (a) all interest accrued at the related Certificate Interest Rate during the preceding Interest Accrual Period for such Class on the Class Certificate Principal Balance thereof immediately preceding such Distribution Date; and

          (b) the Principal Distribution Amount on such date for the Qualified Loan Pool bearing the same alpha-numerical designation as such Class.

     CERTIFICATE INTEREST RATE: For each Class and Distribution Date, a variable rate per annum equal to the weighted average (by Scheduled Principal Balance) carried to three decimal places, rounded down, of the Net Mortgage Rates of the Qualified Loans in the Qualified Loan Pool bearing the same alpha-numerical designation as such Class.

     CERTIFICATE PRINCIPAL BALANCE: As to any Certificate, prior to the related initial Distribution Date, the Denomination thereof and, subsequent to such initial Distribution Date, the Denomination thereof multiplied by the then applicable
Certificate Principal Factor.

     CERTIFICATE PRINCIPAL FACTOR: As to any date of determina tion and as to any Class of Certificates, a fraction the numerator of which is (i) the aggregate of the Denominations of all Certificates of such Class minus (ii) the aggregate amount of all Principal Distribution Amounts, if any, distributed thereto prior to such date of determination and the denominator of which is the aggregate of the Denominations of all Certificates of such Class.

     CERTIFICATEHOLDER OR HOLDER: As to any Certificates, the record owner on the appropriate Reserve Bank's books.

     CLASS CERTIFICATE PRINCIPAL BALANCE:  With respect to any
Class of Certificates, at any time, the aggregate of the Certificate Principal Balances of all Certificates of such Class.

     DISTRIBUTION DATE: As to each Class, the 25th day of each month specified in the table below (or if such 25th day is not a Business Day, the Business Day immediately following), commencing on the date specified:

                       Month of Each              Initial
     Class          Distribution Date        Distribution Date

     AA1002         January                  January 25, 1997
     AS1003         January and July         January 25, 1997
     CA1001         January                  January 25, 1997
     CS1001         January and July         January 25, 1997

     DUE PERIOD: With respect to any Qualified Loan Pool and Distribution Date, the period beginning immediately following the preceding Due Period (or the day immediately following the Cut-Off Date in the case of the initial Distribution Date) and ending on and including the first day of the month of such Distribution Date.

     FINAL DISTRIBUTION DATE:  As to any Class, the Distribution
Date specified as such for such Class in Section 4 hereof.

     PREPAYMENT PERIOD:  As to each Qualified Loan Pool and
Distribution Date, the preceding Due Period for such Qualified
Loan Pool.

     PRINCIPAL DISTRIBUTION AMOUNT:  With respect to each
Qualified Loan Pool and Distribution Date, the sum of

          _.   all Curtailments received with respect to the
     Qualified Loans in such Qualified Loan Pool during the preceding Prepayment Period for such Qualified Loan Pool;

          (a) the Scheduled Principal Balance of each Qualified Loan in such Qualified Loan Pool which was the subject of a Principal Prepayment in Full during the preceding Prepayment Period or which became a Liquidated Qualified Loan (or which was repurchased from the Trust Fund as permitted or required pursuant to the Trust Agreement) during such preceding Prepayment Period for such Qualified Loan Pool;

          (b) the principal component of each Installment Payment (including any Balloon Payment) due in respect of each Qualified Loan included in such Qualified Loan Pool during the preceding Due Period for such Qualified Loan Pool; and

          (c)  if such Distribution Date is the Final
     Distribution Date for the related Class of Certificates, any amount by which the Class Certificate Principal Balance therefor would be greater than zero after distribution of the amounts specified in (a) - (c) above.

     QUALIFIED LOAN SCHEDULE: As of any date of determination, the schedule of Qualified Loans included in the Trust Fund, separately identifying each Qualified Loan Pool, the Field Servicer's Fee and Administrative Fee for each Qualified Loan. The initial schedule is attached as Schedule I hereto.

     Section 3. DEFINED TERMS APPLICBLE TO ISSUE SUPPLEMENT.
Whenever used in this Issue Supplement, the following words and phrases shall have the following meanings:

     ADMINISTRATIVE FEE: The per annum rate identified as such for each Qualified Loan set forth in the Qualified Loan Schedule.

     CENTRAL SERVICER: Equitable Agri-Business, Inc., a Delaware corporation.

     CENTRAL SERVICING FEE RATE: An amount as described in the supplement to the Servicing Contract between Farmer Mac and the Central Servicer.

     CLOSING DATE:  October 30, 1996.

     COLLECTED PREPAYMENT PREMIUMS: With respect to each Class of Certificates and Distribution Date, the aggregate of Prepayment Premiums received during the preceding Due Period by the Central Servicer, in each case, in respect of the Qualified Loan Pool bearing the same alpha-numerical designation as such Class.

     CUT-OFF DATE:  October 1, 1996.

     FIELD SERVICER'S FEE: The per annum rate identified as such for each Qualified Loan set forth in the Qualified Loan Schedule.

     GUARANTEE FEE:  0.50% per annum.

     INTEREST ACCRUAL PERIOD: As to each Class and Distribution Date, the period from the first day of the month of the preceding Distribution Date (or in the case of the initial Distribution Date for a Class, from the Cut-off Date) to and including the last day of the month preceding the month of such Distribution Date.

     LIQUIDATED QUALIFIED LOAN: Any defaulted Qualified Loan as to which Farmer Mac has determined that all amounts it expects to recover from or on account of such Qualified Loan have been recovered.

     NET MORTGAGE RATE:  As to each Qualified Loan, the Mortgage
Rate thereon less the sum of (i) the Administrative Fee and (ii) the Field Servicer's Fee for such loan.

     NET PREPAYMENT PREMIUM: As to each Qualified Loan and each Collected Prepayment Premium recovered thereon, the amount of the related prepayment premium or yield maintenance charge calculated on the basis of the Net Mortgage Rate rather than the Mortgage Interest Rate of the related Qualified Loan.

     QUALIFIED LOAN POOL:  Each of the four groups of Qualified
Loans identified in the Qualified Loan Schedule.

     TERMINATION PERCENTAGE:  One percent.

     TERMINATION PRICE: The sum of 100% of the unpaid principal balance of each outstanding Qualified Loan and any REO Qualified
Loan plus accrued and unpaid interest thereon at the applicable
Mortgage Rate (less any amounts constituting previously unreimbursed advances).

     Section 4. CLASSES OF CERTIFICATES; DISTRIBUTIONS ON CERTIFICATES. The Series of Certificates authorized by the Trust Agreement and this Issue Supplement shall be divided into four Classes of Certificates having the terms and provisions herein after set forth. The Class designations, original Class Certifi cate Principal Balances and Final Distribution Dates shall be as follows:


                         Original
                          Class
                       Certificate         Final
                       Principal        Distribution
       Designation       Balance            Date

     Class AA1002      $2,250,500       January 25, 2012
     Class AS1003       4,630,860       July 25, 2011
     Class CA1001       2,495,000       January 25, 2002
     Class CS1001       3,325,000       July 25, 2001


     On each Distribution Date for a Class of Certificates, Farmer Mac shall distribute the related Certificate Distribution Amount and any Net Prepayment Premiums for such Class to the Certificateholders of such Class as of the related Record Date. Amounts distributed in respect of clause (b) of the definition of Certificate Distribution Amount shall be applied in reduction of the Certificate Principal Balances of the Certificates. All distributions of the Certificate Distribution Amount and any Net Prepayment Premiums for a Class shall be applied on a pro rata basis among the Certificates of such Class. Net Prepayment Premiums shall not be applied to accrued certificate interest on or to reduce the Certificate Principal Balance of any Certificate.

     Section 5. FORM AND DENOMINATIONS. The Certificates shall be issued in book-entry form as provided in Section 3.02(a);
interests therein shall be held in minimum Denominations of $1,000 and integral multiples of $1 in excess thereof.

     Section 6. SERVICING COMPENSATION. For any Distribution Date, as compensation for its activities and obligations under the Trust Agreement and hereunder, the Master Servicer shall be entitled to retain the excess of (i) any Collected Prepayment Premium for such Distribution over (ii) any Net Prepayment Premium for such Distribution Date.

     Section 7.  COLLECTION OF CERTAIN QUALIFIED LOAN PAYMENTS.
Section 4.05 of the Trust Agreement is amended by restating clause (v) thereof in its entirety as follows:

          "(v) Any Net Prepayment Premiums collected on the
     Qualified Loans."

     Section 8. TERMINATION OF THE TRUST FUND. Section 9.01 of the Trust Agreement is restated in its entirety as follows:

          "The respective obligations and responsibilities of Farmer Mac and the Trustee created hereby shall terminate upon the distribution to all Holders of all amounts required to be distributed hereunder upon (i) the repurchase by Farmer Mac of all Qualified Loans and REO Property remaining in the Trust Fund at the Termination Price, (ii) the final payment of the last Qualified Loan and/or REO Property remaining in the Trust Fund; or (iii) distribution by Farmer Mac pursuant to the Farmer Mac Guarantee on the Final Distribution Date for the Class of Certificates having the latest Final Distribution Date of an amount sufficient to reduce the Class Certificate Principal Balance of such Class to zero; provided, however, that in no event shall any trust created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph
     P. Kennedy, the late ambassador of the United States of America to the Court of St. James's, living on the Cut-Off Date.

          The right of Farmer Mac to repurchase all Qualified Loans and REO Property in the Trust Fund pursuant to clause
     (i) above shall be subject to the aggregate Scheduled Principal Balances of the Qualified Loans being less than the Termination Percentage of the Scheduled Principal Balances thereof as of the Cut-Off Date. Any such repurchase shall take place on a Distribution Date for any then outstanding Class (regardless of whether such Distribution Date constitutes a Distribution Date for all such Classes of Certificates), and the proceeds of any such repurchase shall be distributed to Holders of the applicable Classes of Certificates on such Distribution Date, pro rata, in the first instance in respect of accrued interest and then, as a distribution of principal.

          In connection with any such termination, Farmer Mac shall make available to financial publications and electronic services notice for the benefit of Holders of Certificates to the effect that the final distribution will be made on the Distribution Date therein specified to Certificateholders of record on the applicable Record Date."


                     * * * * * * * * * * *

     IN WITNESS WHEREOF, the parties hereto hereby execute this Issue Supplement, as of the day and year first above written.

                                   FEDERAL AGRICULTURAL
                                     MORTGAGE CORPORATION
SEAL]

                                   By:/s/ Henry D. Edelman
                                          Henry D. Edelman
Attest:/s/ Michael T. Bennett             President and CEO



                                   FARMER MAC MORTGAGE
                                     SECURITIES CORPORATION
[SEAL]

                                   By: /s/Christopher A.Dunn
                                          Christopher A. Dunn
Attest: /s/Michael T. Bennett             Vice President


                                   FIRST TRUST NATIONAL
                                     ASSOCIATION, as Trustee
[SEAL]

                                   By: /s/Eve D. Kaplan

Attest: /s/ S. Christopher